Exhibit 10.1

LUMBER LIQUIDATORS HOLDINGS, INC.

RELOCATION ASSISTANCE AGREEMENT

THIS RELOCATION ASSISTANCE AGREEMENT (“Agreement”) is made and entered into as of this 5th day of February, 2014, by and between Lumber Liquidators Holdings, Inc. (the “Company”) and Robert Martin Lynch (“Employee”).

WHEREAS, the Company maintains its corporate headquarters in Toano, Virginia; and

WHEREAS, the Employee is the President and Chief Executive Officer of the Company, and currently owns a home in Dallas, Texas and rents a home in the Richmond, Virginia area; and

WHEREAS, the Company has determined that it is in the best interest of the Company for Employee to relocate to Virginia and, specifically, to within daily driving distance of Toano, Virginia; and

WHEREAS, the Company wishes to facilitate Employee’s relocation to Virginia by entering into the relocation arrangement provided for in this Agreement, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

1. Relocation Payment. If Employee closes on the purchase of a residence in Virginia, located within one hundred (100) miles of Toano, Virginia, on or before October 1, 2014 (the “Closing”), Company will make a lump-sum cash payment to Employee in the amount of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00), less required withholding and employment taxes and applicable 401(k) plan deferrals (the “Relocation Payment”).

2. Time of Payment, Employment Status. The Relocation Payment will be made within thirty (30) days of Employee providing the Company with documentation acceptable to the Company evidencing the Closing. To be eligible for receipt of the Relocation Payment, Employee must remain continuously employed by the Company through the date the Relocation Payment is made to Employee.

3. Payback Terms. If Employee elects to voluntarily terminate his employment with the Company within twelve (12) months of the date Employee receives the Relocation Payment, Employee shall repay the Company for 100% of the Relocation Payment. If Employee elects to voluntarily terminate his employment with the Company between twelve (12) and twenty-four (24) months after the date Employee receives the Relocation Payment, Employee shall repay the Company for 50% of the Relocation Payment. Subject to applicable law, any amounts owed by Employee to the Company under this Agreement may be deducted by the Company from any amounts, payments, wages or other sums owed to Employee (under this Agreement or otherwise) as of the date Employee terminates his employment with the Company (the “Separation Date”). In the event such deductions, if any, do not fully satisfy Employee’s obligations under this Agreement, Employee shall pay to the Company the balance of sums owed under this Agreement within thirty (30) days of the Separation Date.

4. Acknowledgment. Employee acknowledges (i) that no moving or relocation expenses shall be reimbursable to him after the date of this Agreement under any other relocation or expense reimbursement policy or program of the Company (including the Company’s Relocation Policy) regardless of when those expenses were incurred and, therefore, (ii) that this Agreement operates as an amendment to any such relocation or expense reimbursement policy as such policy pertains to Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Relocation Assistance Agreement or caused it to be executed this 5th day of February, 2014.

EMPLOYEE LUMBER LIQUIDATORS HOLDINGS, INC.

/s/ Robert Martin Lynch	By:	/s/ E. Livingston B. Haskell
Robert Martin Lynch	Name:	E. Livingston B. Haskell
	Title:	Secretary